Exhibit 10.1

2010 Zebra Incentive Plan

SECTION 1 – PURPOSE

Zebra Technologies Corporation and its subsidiaries (collectively, the “Company”) provides the 2010 Zebra Incentive Plan (the “Plan”) to focus the attention of Participants on growing the business by rewarding performance for attaining a specific set of financial targets and goals. While Employees have many different roles within the Company, the Company will be successful only if all Employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles, and contribute to organizational excellence as a team. The Plan is established pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”) and is subject to the provisions set forth therein.

SECTION 2 – DEFINITIONS

2.1        Definitions: Wherever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. Additional terms shall have the meanings set forth in Exhibit A, under the “Definitions” heading, unless otherwise expressly provided.

(a)	“Employee” shall mean an individual classified as a regular full-time or regular part-time employee by the Company as defined in Section 3.

(b)

“Base Earnings” shall mean the actual gross base pay paid by the Company to an Employee during the time the Employee is an eligible Participant during the Plan Year. Base Earnings shall exclude payments of all other incentive compensation, commissions, imputed income, and any other non-base pay forms of compensation.

(c)

“Cause” shall (i) with respect to a Participant that is a Section 16 Officer, have the same meaning, if any, ascribed to it in the Section 16 Officer’s employment agreement with the Company, and (ii) with respect to any other Participant or to a Section 16 Officer that does not have an employment agreement with the Company that ascribes a meaning to it, mean a Participant’s failure to follow directives and policies of the Company, the failure to follow the reasonable directives of a superior, willful malfeasance, gross negligence, acts of dishonesty, or conduct injurious to the Company.

(d)	“Code” shall mean the Internal Revenue Code of 1986.

(e)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(f)	“Financial Performance Goals” shall mean the budgeted level of Income from Operations, as set forth in Section 4.2, Return on Invested Capital, Revenue and Total Bookings as defined in Exhibit A.

(g)

“Incentive Award” shall mean the award earned by a Participant based on a comparison of actual results of the Company or applicable business unit against the Financial Performance Goals and Individual Performance Goals established at the beginning of the Plan Year.

(h)	“Individual Performance Goals” shall mean clear, specific, and measurable goals of a Participant.

(i)	“Participant” shall mean an Employee of the Company who is in a position that satisfies the defined eligibility criteria for participation in the Plan stated in Section 3.

(j)	“Performance Payout Percentage” shall mean the percentage of the Incentive Award awarded based on the level of goal achievement for the Plan Year, as set forth in this Plan or in Exhibit A.

(k)	“Plan” shall mean the 2010 Zebra Incentive Plan.

(l)	“Plan Year” shall mean the fiscal year of the Company that extends from January 1, 2010 through December 31, 2010.

(m)	“Section 16 Officers” shall mean any officers of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934.

(n)

“Target Incentive Percentage” shall mean the fixed percentage determined by (i) the Committee for each Participant that is a Section 16 Officer, and (ii) the Vice President, Human Resources for all other Participants.

SECTION 3 – ELIGIBILITY AND PARTICIPATION

3.1        Eligibility: Eligibility for participation in the Plan will be limited to those Employees who, by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the growth, profitability, and earnings results of the Company. For purposes of this Plan, such Employees are limited to the Chief Executive Officer, Senior Vice Presidents, Vice Presidents, Directors and Managers, by job title, provided that they are assigned a salary grade of E-12 or above, and Supervisors, by job title, provided that they are assigned a salary grade of E-7 or above; provided, however, that non-U.S. Employees will be eligible for participation in the Plan based upon job title only. Any Employee who is not a Section 16 Officer and who participates in a sales incentive or commission arrangement or any other incentive program shall be excluded from participation in this Plan unless otherwise determined by the Vice President, Human Resources.

3.2        Participation: Participation in the Plan shall be determined annually by the Vice President, Human Resources; provided, however, that participation by Section 16 Officers shall be determined by the Committee.

3.3        Partial Plan Year Participation: The Vice President, Human Resources may allow an Employee who becomes eligible during the Plan Year, either as a new hire or as a result of an internal job change that qualifies an Employee under Section 3.1, to participate in the Plan; provided, however, participation by Section 16 Officers shall be determined by the Committee. In either such case, for purposes of calculating any Incentive Award, any such Participant’s Base Earnings shall be pro-rated based on the time during the Plan Year that the Employee was a Participant. Newly hired Employees or Employees who first become eligible as a result of an internal job change must have a hire date or a job effective date on or prior to December 31, 2010 and Base Earnings during the Plan Year to be become a Participant for the Plan Year.

3.4        Changes In Participation Level and/or Organizational Unit: A Participant who changes positions and/or is assigned to a different organizational unit (as defined by their reporting relationship), during the Plan Year, shall have their Incentive Award calculated on a prorated basis based on the time during the Plan Year in each position.

3.5        Leave of Absence: A Participant on an approved leave of absence, as defined by the Family and Medical Leave Act of 1993, shall be considered eligible for a full Incentive Award payable at the same time as other Participants. A Participant on any other form of approved leave of absence shall have their Incentive Award calculated on a partial year basis, payable pursuant to Section 5. All Participants who are on an approved leave of absence shall be considered employed for purposes of Section 4.1.

3.6        No Right to Participate: Participation by an Employee in the Plan in any period prior to the Plan Year does not provide a right or entitlement to be selected for participation in the Plan Year or any future period.

SECTION 4 – INCENTIVE AWARD DETERMINATION

4.1        Eligibility for Incentive Award: Except as provided in Section 6, in order to be eligible to receive an Incentive Award, a Participant must be employed continuously as a Participant through the entire Plan Year (or partial Plan Year, in accordance with Section 3.3) and at the time the Incentive Award is paid.

4.2        Financial Performance Goals: The initial Financial Performance Goal shall be positive Zebra Income from Operations. Additional Financial Performance Goals are set forth in Exhibit A for the purpose of exercising negative discretion under Section 162(m) of the Code. The Financial Performance Goals shall consist of the performance goal achievement level required to earn a Performance Payout Percentage of one-hundred percent (100%). The minimum and maximum Performance Payout Percentages for each of the Financial Performance Goals are 0% and 200% respectively, but in no case will the award amount for the Chief Executive Officer exceed 1.5% of Zebra Income from Operations or exceed .5% of Zebra Income from Operations for each of the other Section 16 Officers as defined in Exhibit A.

4.3        Individual Performance Goals: All Participants are eligible to receive a portion of their Incentive Award based upon Individual Performance Goals for the Plan Year, which shall be communicated to Participants promptly after such Individual Performance Goals are determined. The Individual Performance Goals for the Chief Executive Officer shall be determined by the Committee prior to March 31, 2010. The Individual Performance Goals for Section 16 Officers other than the Chief Executive Officer shall be determined by the Chief Executive Officer prior to March 31, 2010. The Individual Performance Goals for all Participants other than Section 16 Officers shall be approved by their respective functional Vice Presidents. The Individual Performance Goal Performance Payout Percentages for all Participants shall be based upon actual performance levels achieved against their Individual Performance Goals for the Plan Year and shall be determined in accordance with the following scale:

Maximum performance level = Maximum Performance Payout Percentage (200%)

Target performance level = Target Performance Payout Percentage (100%)

Minimum performance level = Minimum Performance Payout Percentage (0%)

Performance Payout Percentages for achievement between these performance levels shall be based on a scale determined by the Vice President, Human Resources (or Committee in the case of Section 16 Officers), and such scale shall be communicated to such Participants promptly after they are determined. In no case shall the Individual Performance Goal Performance Payout Percentage exceed 200%.

4.4        Incentive Components: All Participants shall have their individual Incentive Award calculated on the basis of two independent incentive components, a “Financial Performance Component” (as measured by achievement of Financial Performance Goals) and an “Individual Performance Component” (as measured by Individual Performance Goals), which shall each be given a weighting percentage such that the total of both percentages equals 100%. These two incentive components will be calculated separately and added together to determine the Participant’s Incentive Award as set forth in Section 4.5. The assignment and weighting of the two incentive components (a) shall be communicated to Participants at the same time as their eligibility notification, (b) with respect to Section 16 Officers shall be determined by the Committee, and (c) with respect to other Participants, shall be determined by the Chief Executive Officer in consultation with the Vice President, Human Resources.

4.5        Incentive Award Calculation:

(a)        The Company shall evaluate actual performance results for the Plan Year, which shall be calculated as the Participant’s Financial Performance Component’s weighting percentage multiplied by the Participant’s Base Earnings as an eligible Participant during the Plan Year, multiplied by the Participant’s Target Incentive Percentage, multiplied by the Participant’s Performance Payout Percentage for the Plan Year.

(b)        Each Participant’s Incentive Award with respect to the Participant’s Individual Performance Goal shall be calculated as the Participant’s Individual Performance Component’s weighting percentage multiplied by the Participant’s Base Earnings as an eligible Participant during the Plan Year, multiplied by the Participant’s Target Incentive Percentage, multiplied by the Participant’s Performance Payout Percentage for the Participant’s Individual Performance Goal.

The above computations shall be made using the following formula:

INCENTIVE AWARD =

Financial Performance Component: multiply A x B x C x D x G

Individual Performance Component: multiply A x B x E x F

Where:

A = Target Incentive Percentage

B = Base Earnings during the Plan Year

C = Performance Payout Percentage for Financial Performance Goals

D = Financial Performance Component weighting percentage

E = Performance Payout Percentage for Individual Performance Goals

F = Individual Performance Component weighting percentage

G = Return on Invested Capital modifier (for Section 16 Officers only)

The computation is subject to the initial Financial Performance Goal for Section 16 Officers as set forth in Section 4.2.

4.6        Illustrative Example: The following example is provided for illustrative purposes. If (a) a Participant’s Target Incentive Percentage was equal to 10%, (b) the Participant’s Base Earnings during the Plan Year were equal to $80,000, (c) the applicable Performance Payout Percentage for the Financial Performance Period was equal to 90%, (d) the applicable Performance Payout Percentage for the Participant’s Individual Performance Goal was equal to 120%, (e) Financial Performance Component weighting percentage was 60% and Individual Performance Component weighting percentage was equal to 40%, and (f) for Section 16 Officers the Return on Invested Capital modifier was equal to 1.2; then the amount of Incentive Award earned would be equal to:

Financial Performance Component: 10% x $80,000 x 90% x 60% = $4,320 x 1.2 = $5,184

Individual Performance Component: 10% x $80,000 x 120% x 40% = $3,840

Total Incentive award = $5,184 + $3,840 = $9,024

4.7        Multiple Financial Performance Goals: In cases where multiple financial performance measures are used with respect to one Financial Performance Goal, such financial performance measures will be calculated separately and the assigned weighting with respect to each financial performance measure shall be used to determine a single Financial Performance Goal achievement percentage.

SECTION 5 – PAYMENT OF INCENTIVE AWARDS

5.1        Form and Timing of Payment: Payment of Incentive Awards shall be made in cash, subject to applicable payroll tax and benefit plan withholdings, after the end of the Plan Year following the final determination of the fiscal year’s financial results, but in any event, such payment shall be made during the calendar year following the end of the Plan Year.

5.2        Performance-Based Compensation Exemption from Code Section 162(m): With respect to Incentive Awards payable to Section 16 Officers, the Incentive Awards are intended to meet the performance-based exception under Code Section 162(m). Before any such Incentive Award is paid to a Section 16 Officer, the Committee shall certify in writing that the related Financial Performance Goals, as applicable, have been satisfied.

5.3        Code Section 409A: The Plan is intended to satisfy the provisions of Section 409A of the Code, so that any payments to individuals provided pursuant to this Plan will not be subject to additional tax and interest under Code Section 409A.

SECTION 6 – TERMINATION OF EMPLOYMENT

6.1        Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation, as determined by the Vice President, Human Resources, prior to the payment of his or her Incentive Award, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.2        Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause prior to payment of his or her Incentive Award, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.3        Termination of Employment Due to Retirement: In the case of retirement (as determined by the Vice President, Human Resources) prior to the payment of any Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.4        Termination of Employment Due to Death or Disability: In the event a Participant’s employment is terminated by reason of death or disability during the Plan Year prior to payment of his or her Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.5        Termination of Employment for Reasons Other Than Voluntary Resignation, Cause, Death, Disability or Retirement: In the event a Participant’s employment is terminated for reasons other than voluntary resignation, Cause, death, disability, or retirement prior to payment of his or her Incentive Award, a prorated Incentive Award may be paid in the sole discretion of the Vice President, Human Resources. Any payment made under this Section 6.5 shall be conditioned upon the Participant’s execution of an agreement acceptable to the Company that (i) waives any rights the Participant may otherwise have against the Company, and (ii) releases the Company from actions, suits, claims, proceedings, and demands related to Participant’s employment and/or termination of employment. Further, any payment made under this Section 6.5 will be made at the time described in Section 5.1.

6.6        Section 16 Officers: Notwithstanding Sections 6.1 to 6.5, in the event a Section 16 Officer Participant’s employment is terminated by the Company, the payment of any Incentive Award shall be governed by the Section 16 Officer’s employment agreement.

SECTION 7 – RIGHTS OF PARTICIPANTS

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors of the Company to change the duties or the character of employment of any Employee or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved by the Company.

SECTION 8 – ADMINISTRATION

8.1        Administration: This Plan shall be administered by the Vice President, Human Resources in accordance with the provisions contained herein; subject to the direction and approval of the Committee with respect to matters relating to any Section 16 Officers.

8.2        Questions of Construction and Interpretation: The determination of the Vice President, Human Resources or the Committee in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons including the Participants and their heirs, successors and assigns. The Vice President, Human Resources’ interpretative responsibility shall include any and all definitions in the Plan other than the definition of “Cause” (which shall be interpreted pursuant to the terms of the employment agreements referenced therein). This Plan is established pursuant to the Incentive Compensation Plan and the provisions hereof are in all respects governed by the Incentive Compensation Plan and subject to all of the terms and provisions thereof. In the event of any inconsistency between this Plan and the Incentive Compensation Plan, the terms of the Incentive Compensation Plan shall govern.

8.3        Conflicts: To the extent that a Participant and the Company have entered into a written employment agreement that contains provisions that conflict with the provisions of this Plan, the provisions contained in the employment agreement shall control.

8.4        Amendments: The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination, may without the consent of the Participant (or the Participant’s beneficiary in the case of death) reduce after the end of the Plan Year the right of a Participant (or the Participant’s beneficiary, as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan.

8.5        Governing Law: This Plan shall be construed in accordance with, and governed by, the laws of the State of Illinois without giving effect to conflicts of laws principles.

8.6        Committee Authority: Notwithstanding anything herein to the contrary, any and all determinations or actions to be taken with respect to the Plan that relate to a Section 16 Officer shall be determined or taken by the Committee.

Exhibit A

I.	Financial Performance Goals

SPG

The Financial Performance Goals related to SPG shall be the Board-approved budgeted level of SPG Income from Operations with an allocation of 90% of corporate operating expense for incentive purposes only as defined in this Exhibit A and as approved by the Committee. For purposes of this Exhibit A, “Board” shall mean the Board of Directors of Zebra Technologies Corporation.

ZES

The Financial Performance Goals related to ZES shall be the Board-approved budgeted levels of ZES Income from Operations with an allocation of 10% of corporate operating expense for incentive purposes only, ZES Revenue, and ZES Total Bookings, as each is defined in this Exhibit A and as approved by the Committee. Including for purposes of Section 4.7, ZES Revenue shall be given a 25% weighting, ZES Income from Operations a 50% weighting and ZES Total Bookings a 25% weighting.

CORPORATE

The Financial Performance Goals related to corporate performance shall be the weighted average of the SPG and ZES Income from Operations award payout percentages at 90% and 10% respectively.

SECTION 16 OFFICERS

The Financial Performance Goals related to the Section 16 Officers shall also include the Board-approved budgeted levels of Return on Invested Capital (“ROIC”) and Zebra Income from Operations, as defined in this Exhibit A and as approved by the Committee.

II.	Definitions

Performance Measure	Definition
Income from Operations	Income from Operations is, for the applicable period, adjusted to remove non-recurring charges[1], as applicable. For SPG and ZES, their business unit Income from Operations includes corporate operating expense allocated at 90% and 10% respectively.

Return on Invested Capital	Net Operating Profit After Tax (NOPAT) for 2010 divided by invested capital where (1) NOPAT = Income from Operations x (1-budget tax rate) and (2) Invested Capital = total assets less cash and cash equivalents, current and long-term investments and marketable securities, and non-interest-bearing current liabilities, and which is calculated as the average Invested Capital reflected on the five balance sheets for the end of the following quarters: Q4 2009, Q1 2010, Q2 2010, Q3 2010 and Q4 2010.

Revenue	ZES revenue for the applicable period as defined by Generally Accepted Accounting Principles (GAAP).

Total Bookings	Total ZES bookings during the applicable period after any allocations for GAAP Vendor Specific Objective Evidence calculations.

[1]

Non-recurring charges specifically include such items as (i) One-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Compensation Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) Board of Directors Project Activities (e.g.: director searches); (vi) gains or losses on the sale of assets; (vii) acquired in-process technology; (viii) impairment charges; or (ix) changes in Generally Accepted Accounting Principles. The above list is NOT exhaustive and is meant to represent EXAMPLES of the kind of expenses typically EXCLUDED from the calculations of Income from Operations.

Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance the first quarter beginning at least six months after an acquisition closes.

Legend: SPG = The Specialty Printer Group business unit of Zebra Technologies Corporation. ZES = The Zebra Enterprise Solutions business unit of Zebra Technologies Corporation.

III.	Performance Payout Percentages for Financial Performance Goals

The Performance Payout Percentages that will be awarded for achievement of Financial Performance Goals at the indicated levels are set forth below and shall be based upon actual performance levels achieved against the Financial Performance Goals during the Plan Year. Performance between any of the stated achievement levels shall be interpolated on a straight line basis between such stated performance levels, with the exception of performance below 75% goal achievement which results in a Performance Payout Percentage of 0%.

SPG Income from Operations, ZES
Revenue and ZES Total Bookings		ZES Income from Operations
Percent of Performance Goal Achievement	Performance Payout Percentage	Percent of Performance Goal Achievement	Performance Payout Percentage
<75.0%	0%	<75.0%	0%
75.0%	50.0%	75.0%	50.0%
80.0%	60.0%	80.0%	60.0%
85.0%	70.0%	85.0%	70.0%
90.0%	80.0%	90.0%	80.0%
95.0%	90.0%	95.0%	90.0%
100.0%	100.0%	100.0%	100.0%
105.0%	133.3%	105.0%	120.0%
110.0%	166.7%	110.0%	140.0%
115.0%	200.0%	115.0%	160.0%
		120.0%	180.0%
		125.0%	200.0%

Return on Invested Capital – The results of the ROIC measure shall serve as a modifier to the Financial Performance Component, and is established in a series of ranges. If the ROIC goal is achieved, the Financial Performance Component is not modified. If the ROIC goal is exceeded, the Financial Performance Component of the Incentive Award is increased by 20%. If the ROIC goal is not achieved, the Financial Performance Component of the Incentive Award is reduced by 20%, 40% or 100% depending upon the level of achievement in relation to the goal. Interpolation is not performed between stated levels of ROIC performance.